EXHIBIT 16.1 TO FORM 8-K


                            Lichter, Yu & Associates
                          Certified Public Accountants
                             9191 Towne Centre Drive
                                    Suite 406
                           San Diego, California 92122


February 3, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated January 31, 2006, Nano Superlattice Technology, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs under the caption "Item 4.01 Changes in Registrant's Certifying Accountants." We have no basis to agree or disagree with other statements of Nano Superlattice Technology, Inc. the contained therein.

Sincerely,


/s/ Lichter, Yu & Associates
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Lichter, Yu & Associates